Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (this “Agreement”), dated as of July 30, 2012, is by and among Price W. Schwenck (“Executive”), THE JACKSONVILLE BANK (the “Bank”) and the Bank’s parent corporation, JACKSONVILLE BANCORP, INC. (the “Company”).

The Bank desires to provide for severance to Executive in recognition of his service to the Bank and for his continuing service in preserving the Bank’s reputation and customer relationships.

In consideration of the premises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and Executive, the Bank and the Company, intending to be legally bound, hereby agree as follows:

1.	Severance Payments. Beginning August 15, 2012, the Bank shall pay Executive 12 monthly payments of $10,000.00, followed by 12 monthly payments of $5,000.00. All payments will cease at the end of this 24-month period. All such payments shall be paid in accordance with the Bank’s standard payroll practices, and are subject to, and shall be reduced by all federal, state and local state income taxes, social security, and other deductions and withholdings required by applicable law or regulation. Executive shall not be deemed an employee of the Company or the Bank for any purpose, and shall not participate in any of the Bank’s or the Company’s benefit, welfare, retirement, equity incentive or other plans or programs. Notwithstanding anything to the contrary in this Section 1, to the extent the making of a scheduled monthly payment would violate applicable law (e.g., because proper regulatory approval has not yet been received), such payment or payments shall be delayed and made at the earliest date that the Company reasonably anticipates that the making of such payment will not cause such violation.

2.	Stock Awards. Any stock options or other awards not vested at June 15, 2012 shall be terminated.

3.

Complete Release by Executive . As a material inducement to the Bank and the Company to enter into this Agreement, Executive hereby absolutely, unconditionally, completely, and irrevocably releases, acquits, discharges, and waives forever and for all purposes and all respects the Bank and the Company and each of their respective shareholders, creditors, directors, officers, employees, agents, affiliates, representatives and their respective predecessors, successors, assigns, heirs, legatees, and personal and legal representatives, including, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all complaints, claims, promises, agreements, demands, actions or causes of action, suits, rights, remedies, losses, damages, costs, expenses (including attorneys’ fees and costs actually incurred), compensation and benefits, penalties, liabilities and obligations of any kind or nature whatsoever, known or unknown, matured or unmatured, direct or indirect, consequential, contingent or noncontingent, foreseen or unforeseen, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, or any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company or the Bank’s right to terminate employees, including, but not limited to, wrongful termination, or any federal, state, or other governmental statute, regulation, or ordinance, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634 (collectively, “Claims”) that Executive now has, owns, or holds, or claims to have, own, or hold, or that Executive at any time through the Effective Date had, owned, or held, or claimed to have had, owned, or held, against each or any of the Releasees from or in connection with or in any way related to Executive’s employment with or termination from the Company or the Bank, or services as a director to either of them, whether pursuant to any previous employment, incentive, equity grant or option or other agreement, arrangement or understanding Executive had or may have had with the Company and/or the Bank (collectively, the “Prior Agreement”). The listing of specific types of claims as set forth above is not intended to limit in any way the general, comprehensive, complete, unconditional and irrevocable scope of this release from Executive to the Bank and the Company.

4.	Support and Non-Disparagement. Executive shall support the Bank in its communities and with its customers, shareholders, creditors, directors, officers, employees, suppliers and vendors. Executive shall not, directly or indirectly, publish, utter, broadcast, or otherwise communicate, directly or indirectly, any information, misinformation, comments, opinions, remarks, articles, letters, or any other form of communication, whether written or oral, regardless of its believed truth, to any person or entity (including, without limitation, current or former Bank or Company employees, officers, directors, advisors, Executive’s potential and/or subsequent employers and coworkers, and the Bank’s and the Company’s officers, employees, directors, customers, suppliers, vendors, shareholders, creditors and competitors) that are adverse to, reflect unfavorably upon, or tend to disparage any or all of the Releasees or the business, services, prospects, or financial condition of any or all of the Releasees, except as otherwise required by court order or subpoena issued by a court or governmental agency.

5.	Non-Competition; Non-Solicitation; Non-Disclosure.

(a)	To induce the Bank and the Company to enter into this Agreement, Executive agrees that for a period beginning on the Effective Date (as defined in Section 9) and ending on the second anniversary thereof (such period, the “Restricted Period”), Executive shall not, within Jacksonville, Florida Metropolitan Statistical Area (the “Restricted Area”), as principal, agent, trustee or through the agency or on behalf of any corporation, partnership, association, entity, trust or agent or agency, (i) engage in the business of banking, fiduciary services, securities or insurance brokerage, investment management or services, lending or deposit taking (individually and collectively, the “Business”), (ii) control or beneficially own (directly or indirectly) 5% or more of the outstanding capital stock or other ownership interest (a “Principal Shareholder”) of any person or entity engaged in or controlling any such Business other than the Company or Bank, or (iii) serve as an officer, director, trustee, agent or employee of any corporation, or as a member, partner, employee or agent of any limited liability company or partnership, or as an owner, trustee, employee or agent of any other business or entity, which directly or indirectly conducts such Business within the Restricted Area.

(b)	During the Restricted Period, Executive shall not solicit any officer or employee of the Bank, the Company, or any of their affiliates to leave their employment, or any director of the Bank, the Company, or any of their affiliates to terminate his or her service as such, or any director, officer or employee to become a director, officer or employee of any other person or entity engaged in the Business for any reason or otherwise interfere with any employment relationships of the Company, the Bank, or their affiliates. In the event that the provisions of this Section 5 should be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed automatically to the maximum time or geographic limitations so permitted.

(c)	Executive recognizes and acknowledges that he has had, and as a director of the Company and the Bank will have, access to certain confidential information of the Company, the Bank and their respective subsidiaries and affiliates, including, without limitation, customer information and lists, credit information, organization, pricing, mark-ups, commissions, and other information and that all such information constitutes proprietary valuable, special and unique property belonging solely to the Company, the Bank and their subsidiaries and affiliates. Such information, together with any information regarded as “trade secrets” under Florida law, is herein referred to as “Trade Secrets”. Executive shall not disclose or directly or indirectly utilize, in any manner, any such Trade Secrets for his own benefit or the benefit of anyone other than the Company, Bank and their subsidiaries and affiliates or disclose Trade Secrets to anyone other than bank regulatory agencies or to a court upon order thereof.

(d)	Executive acknowledges and agrees that the payments provided in Section 1, and his rights and benefits under this Agreement, are contingent upon his compliance with the provisions of this Section 5. Executive recognizes and agrees that the Company and the Bank will suffer irreparable harm in the event that Executive violates any of the provisions of this Section 5. Executive and the Company and the Bank understand and agree that the purpose of this Section 5 is to protect the Company’s and the Bank’s legitimate business interests, and is not intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive and the Company and the Bank acknowledge and agree that the provisions of this Section 5 are not made in connection with any former services for the Company or the Bank provided by Executive, but rather are intended to protect the Company’s and the Bank’s interests. Executive hereby acknowledges that the restrictions set forth in this Section 5 are reasonable and that they do not, and will not, unduly impair his ability to earn a living.

(e)	In the event of a breach or threatened breach by Executive of the provisions of Section 5, the Company, the Bank, or any subsidiary or affiliate of the Company or the Bank shall be entitled to an injunction or temporary restraining order, without any requirement of a bond preventing Executive and any others from disclosing or utilizing, or attempting to disclose or utilize, in whole or in part, such Trade Secrets, and no bond shall be required of the Company, the Bank, or any subsidiary affiliate in connection with their enforcement of this provision. Nothing herein shall be construed as prohibiting or limiting the Company, the Bank, or any subsidiary or affiliate of the Company or the Bank from also exercising any other available rights or remedies for such breach or threatened breach, including, without limitation, the recovery of damages from Executive or others.

6.	Consultation with Counsel. Executive represents and agrees that he fully understands his right to discuss this Agreement with his private attorney(s); that to the extent, if any, he so desired, he has availed himself of this right; that he has carefully read and fully understands all of the provisions of this Agreement; and that he is voluntarily entering into this Agreement on a fully-informed basis.

7.	No Representations. Executive represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Bank or the Company, or by any of its agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

8.	Acceptance and Revocation. This Agreement was presented to Executive for review and consideration on July 18, 2012 (“Review Date”). Executive understands that he has 21 days from the Review Date within which to decide whether to execute this Agreement and return it to the Company. If Executive does not return this Agreement fully executed within 21 days of the Review Date, any offer implied by the Agreement’s presentation is withdrawn in its entirety at that time. Executive further understands that he has seven days following the execution of this Agreement within which to provide the Company with written notice of revocation of the Agreement (“Revocation Period”). If said written notice of revocation is not received by the Company by the close of business on the seventh day following Executive’s execution of this Agreement, this Agreement shall be final, binding, and irrevocable.

9.	Effective Date. This Agreement shall not become effective in any respect until (a) Executive has signed this Agreement, (b) the Revocation Period has expired without notice of revocation by Executive and the other conditions hereto have been satisfied, and (c) receipt of the proper regulatory approval. The date on which these conditions have been satisfied shall constitute the “Effective Date” of this Agreement.

10.	Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and will be construed to give effect to such intention.

11.	Entire Agreement. This Agreement sets forth the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior contracts, agreements, arrangements, communications, discussions, representations, warranties, or understandings between the parties.

12.	Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

13.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida.

14.	Knowing and Voluntary Waiver. For the purpose of implementing a full and complete release and discharge of the Bank and the Company, Executive expressly acknowledges that this Agreement is intended to include, without limitation, all Claims that Executive does not know or suspect to exist in his favor at the time of execution thereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE EXECUTING. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed this 30th day of July, 2012.

/s/ Price W. Schwenck
Price W. Schwenck

Executed this 30th day of July, 2012.

THE JACKSONVILLE BANK

By:	/s/ Margaret Incandela
Name: Margaret Incandela
Title: EVP/CCO/COO

JACKSONVILLE BANCORP, INC.

By:	/s/ Stephen C. Green
Name: Stephen C. Green
Title: President & CEO